                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 2)*



                         AMN Healthcare Services Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   001744101
                                 --------------
                                 (CUSIP Number)

                               October 31, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [ ] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 001744101                  13G                    Page 2 of 13 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON/
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Artisan Partners Limited Partnership
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
    (see Instructions)                                                  (b) [ ]

    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         1,146,040
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,146,040
   --------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,146,040
   --------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

       Not Applicable
   --------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.4%
   --------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       (see Instructions)

             IA
   --------------------------------------------------------------------------

CUSIP No. 001744101                  13G                    Page 3 of 13 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Artisan Investment Corporation
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
    (see Instructions)                                                  (b) [ ]

    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Wisconsin
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         1,146,040
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,146,040
   --------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,146,040
   --------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

       Not Applicable
   --------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.4%
   --------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       (see Instructions)

             CO
   --------------------------------------------------------------------------

CUSIP No. 001744101                  13G                    Page 4 of 13 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Andrew A. Ziegler
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
    (see Instructions)                                                  (b) [ ]

    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         1,146,040
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,146,040
   --------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,146,040
   --------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

       Not Applicable
   --------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.4%
   --------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       (see Instructions)

             IN
   --------------------------------------------------------------------------

CUSIP No. 001744101                  13G                    Page 5 of 13 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Carlene Murphy Ziegler
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
    (see Instructions)                                                  (b) [ ]

    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         1,146,040
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      1,146,040
   --------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,146,040
   --------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

       Not Applicable
   --------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.4%
   --------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       (see Instructions)

             IN
   --------------------------------------------------------------------------

CUSIP No. 001744101                  13G                    Page 6 of 13 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Artisan Funds, Inc.
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
    (see Instructions)                                                  (b) [ ]

    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Wisconsin
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                      None
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY         618,400
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON            None
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                      618,400
   --------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             618,400
   --------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

       Not Applicable
   --------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.8%
   --------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON
       (see Instructions)

             CO
   --------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

                 AMN Healthcare Services Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

                 12400 High Bluff Drive, Suite 100
                 San Diego, California 92130

Item 2(a)   Name of Person Filing:

                 Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                       Artisan Partners ("Artisan Corp.")
                 Andrew A. Ziegler
                 Carlene Murphy Ziegler
                 Artisan Funds, Inc. ("Artisan Funds")

Item 2(b)   Address of Principal Business Office:

                 Artisan Partners, Artisan Corp., Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at:

                 875 East Wisconsin Avenue, Suite 800
                 Milwaukee, WI 53202

Item 2(c)   Citizenship:

                 Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                 Mr. Ziegler and Ms. Ziegler are U.S. citizens
                 Artisan Funds is a Wisconsin corporation

Item 2(d)   Title of Class of Securities:

                 Common Stock

Item 2(e)   CUSIP Number:

                 001744101

Item 3      Type of Person:

                 (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

                 (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4      Ownership (at October 31, 2006):

                 (a)    Amount owned "beneficially" within the meaning of rule
                        13d-3:

                        1,146,040

                 (b)    Percent of class:

                        3.4% (based on 34,025,819 shares outstanding as of November 3, 2006)

                 (c)    Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote: None
                        (ii)   shared power to vote or to direct the vote:
                               1,146,040
                        (iii) sole power to dispose or to direct the disposition of: None
                        (iv) shared power to dispose or to direct disposition of: 1,146,040

Item 5      Ownership of Five Percent or Less of a Class: [x]

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                 Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                 Not Applicable

Item 8      Identification and Classification of Members of the Group:

                 Not Applicable

Item 9      Notice of Dissolution of Group:

                 Not Applicable

Item 10     Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 9, 2006

                                   ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                   By:  Lawrence A. Totsky*
                                        -----------------------------------

                                   ANDREW A. ZIEGLER

                                   Andrew A. Ziegler*
                                   --------------------------------------

                                   CARLENE MURPHY ZIEGLER

                                   Carlene Murphy Ziegler*
                                   --------------------------------------

                                   ARTISAN FUNDS, INC.

                                   By:  Lawrence A. Totsky*
                                        -----------------------------------

                                   *By: /s/ Lawrence A. Totsky
                                        -----------------------------------
                                        Lawrence A. Totsky
                                        Chief Financial Officer of Artisan
                                        Investment Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                        Ziegler
                                        Chief Financial Officer and Treasurer
                                        of Artisan Funds, Inc.

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of November 9, 2006 by and among Artisan Partners Limited Partnership, Artisan
             Investment Corporation, Andrew A. Ziegler, Carlene Murphy Ziegler, and Artisan Funds, Inc.

Exhibit 2    Power of Attorney of Andrew A. Ziegler dated as of April 2,
             2002

Exhibit 3    Power of Attorney of Carlene M. Ziegler dated as of April 2,
             2002

                                                                      EXHIBIT 1

                            JOINT FILING AGREEMENT

   The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

             Dated: November 9, 2006

                                   ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                   By:  Lawrence A. Totsky*

                                   ANDREW A. ZIEGLER

                                   Andrew A. Ziegler*
                                   --------------------------------------

                                   CARLENE MURPHY ZIEGLER

                                   Carlene Murphy Ziegler*
                                   --------------------------------------

                                   ARTISAN FUNDS, INC.

                                   By:  Lawrence A. Totsky*
                                        -----------------------------------

                                   *By: /s/ Lawrence A. Totsky
                                        -----------------------------------
                                        Lawrence A. Totsky
                                        Chief Financial Officer of Artisan
                                        Investment Corporation
                                        Attorney-in-Fact for Andrew A. Ziegler
                                        Attorney-in-Fact for Carlene Murphy
                                        Ziegler
                                        Chief Financial Officer and Treasurer
                                        of Artisan Funds, Inc.

                                                                      EXHIBIT 2

                               POWER OF ATTORNEY

   The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2/nd/ day of April, 2002.

                                                  /s/ Andrew A. Ziegler
                                                  -----------------------------
                                                  Andrew A. Ziegler

STATE OF WISCONSIN  )
                    ) SS.
COUNTY OFMILWAUKEE  )

   I, Marie V. Glowacki, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 2 day of April, 2002.

                                                  /s/ Marie V. Glowacki
                                                  -----------------------------
                                                  Notary Public

                                                                      EXHIBIT 3

                               POWER OF ATTORNEY

   The undersigned, Carlene Murphy Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Gregory K. Ramirez, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

   This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

   IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 2 day of April, 2002.

                                                  /s/ Carlene Murphy Ziegler
                                                  -----------------------------
                                                  Carlene Murphy Ziegler

STATE OF WISCONSIN  )
                    ) SS.
COUNTY OFMILWAUKEE  )

   I, Kim R. Ruffert, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene Murphy Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

   Given under my hand and notarial seal, this 2 day of April, 2002.

                                                  /s/ Kim R. Ruffert
                                                  -----------------------------
                                                  Notary Public

BELL, BOYD & LLOYD LLC                        THREE FIRST NATIONAL PLAZA
                                              70 WEST MADISON STREET, SUITE
                                              3100
                                              Chicago, Illinois 60602-4207
312.372.1121                                  FAX 312.372.8000
DAVID KIM
312.781.6043                                  OFFICES IN CHICAGO
dkim@bellboyd.com                             AND WASHINGTON, D.C.

                               November 9, 2006

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

   The accompanying filing constitutes Amendment No. 2 to the Schedule 13G of Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, Carlene Murphy Ziegler and Artisan Funds, Inc. relating to the common stock of AMN Healthcare Services Inc.

                                                  Very truly yours,
                                                  /s/ David Kim
                                                  -----------------------------
                                                  David Kim

cc: NYSE (w/encl.)
    AMN Healthcare Services Inc. (w/encl.)
    Lawrence A. Totsky (w/encl.)